W.W. GRAINGER, INC. SUPPLEMENTAL FINANCIAL INFORMATION For the First Quarter Ended March 31, 2004 (Unaudited)

Company Contacts: W. D. Chapman 847-535-0881 N. A. Hobor 847-535-0065 Issued: April 16, 2004

First Quarter Highlights

•     Sales of $1.2 billion were up 8% versus 2003. The 2004 quarter had one more sales day. On a daily basis, sales were up 6%.
•     Operating earnings for the quarter were $101 million, an increase of 10% versus 2003.
•     Earnings per share for the quarter were $0.69, up 21% versus $0.57 in 2003.
•    The Company’s overall effective tax rate declined 2.4pp. Excluding the impact of decreased losses in equity of unconsolidated entities, the effective tax declined 2.0pp adding $0.02 per share to the results for the quarter.

Contents

I. II. III. IV.	EARNINGS REVIEW BALANCE SHEET DATA CASH FLOW DATA BUSINESS SEGMENT RESULTS EXHIBITS A. Daily Sales Growth by Segment B. Sales by Segment C. Operating Earnings by Segment	2 4 5 6 9 10 11

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

I.    EARNINGS REVIEW

	Net Sales
	Three Months Ended
	($ in millions)
	03/31/04	03/31/03	Inc/(Dec)
Net Sales	$1,228	$1,139	8%

Sales Days	2004	2003
First Quarter	64	63
Total Year	255	255

Sales in the first quarter of 2004 were up 8% versus 2003. Sales benefited from an additional selling day and an improving economy.

	Daily Sales Inc/(Dec) 2004 vs. 2003
2004 Month	Total Company	Branch-based Distribution	Lab Safety	Integrated Supply
January	4.7%	3.9%	19.6%	1.8%
February	5.9	5.5	17.4	(0.7)
March	7.4	7.1	16.6	1.6
First Quarter	6.1%	5.5%	18.1%	1.3%

On a daily basis, sales were up 6% driven by an increase in the Branch-based Distribution segment and at Lab Safety. The increase in the Branch-based Distribution segment was driven by government and national accounts growth in the United States and the benefit of a favorable Canadian exchange rate. Lab Safety benefited from the acquisition of Gempler’s.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

Operating Earnings

	Three Months Ended
	($ in millions)
	03/31/04	03/31/03	Inc/(Dec)
Operating Earnings	$101	$91	10%
Operating Margin	8.2%	8.0%	0.2	pp
ROIC*	21.9%	20.0%	1.9	pp

The Company’s operating earnings were $101 million for the first quarter of 2004 versus $91 million for the first quarter of 2003. Operating earnings were higher for the Branch-based Distribution segment and Lab Safety, and lower for Integrated Supply.

During the quarter, the Company incurred $5.9 million in severance and benefits related to organizational changes, or 4 cents a share after-tax, partially offsetting the operating segments’ performance.

The increase in ROIC was primarily attributable to higher operating earnings.

Other Income and Expense

For the 2004 first quarter, “Other Income and Expense” was $0.4 million of income versus $3.4 million of expense for the 2003 quarter. The 2003 quarter included $1.6 million in expense for the write-down of investment securities. The remaining improvement is primarily attributable to lower equity losses of unconsolidated entities and higher interest income.

Income Taxes

The Company’s effective income tax rate was 38.1% for the 2004 first quarter and 40.5% for the 2003 first quarter. Excluding the effect of equity losses in unconsolidated entities, which are recorded net of tax, the effective income tax rate was 38.0% for 2004 and 40.0% for 2003. This change in effective tax rate was primarily driven by a lower tax rate in Canada and the realization of tax benefits related to operations in Mexico and to capital losses.

*See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

II.   BALANCE SHEET DATA

        Selected Balance Sheet data as of March 31, 2004 (preliminary) and 2003 follow:

	2004	2003
ASSETS	($ in thousands)
Cash and Cash Equivalents	$434,732	$218,585
Accounts Receivable-net (1)	472,971	454,981
Inventories (2)	654,107	706,016
Other Current Assets	153,885	150,734

Total Current Assets	1,715,695	1,530,316
Property, Buildings, and Equipment-net (3)	718,900	738,666
Investments in Unconsolidated Entities	22,253	19,336
All Other Assets	228,730	204,425

Total Assets	$2,685,578	$2,492,743

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-Term Debt	$0	$2,793
Current Maturities of Long-Term Debt	142,562	6,505
Trade Accounts Payable	312,321	301,276
Other Current Liabilities	296,130	269,411

Total Current Liabilities	751,013	579,985
Long-Term Debt	4,895	127,564
All Other Liabilities	71,556	67,551
Shareholders’ Equity (4)	1,858,114	1,717,643

Total Liabilities and Shareholders' Equity	$2,685,578	$2,492,743

(1)

Accounts receivable-net increased by $18 million, or 4%. This increase resulted from higher March sales and the effect of foreign exchange fluctuations, partially offset by improved collections and process improvements.

(2)

Inventories decreased by $52 million, or 7%. This reflects a decline of approximately $60 million primarily due to efficiencies achieved within the logistics network in the Branch-based Distribution segment. Offsetting this decline was an $11 million revaluation due to foreign exchange fluctuations.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $22 million for the 2004 first quarter and $20 million for the 2003 first quarter.

(4)

Common stock outstanding as of March 31, 2004 was 90,341,942 shares as compared with 91,575,666 shares at March 31, 2003. The Company repurchased 785,300 shares during the 2004 first quarter. As of March 31, 2004, 8.3 million shares of common stock remained under the current repurchase authorization.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

III.     CASH FLOW DATA

The following is a summarized cash flow statement for the three months ended March 31 (preliminary):

	Three Months Ended March 31,
	($ in thousands)
	2004	2003
Cash Flows from Operating Activities:
Net Earnings	$62,559	$52,404
Depreciation and Amortization	26,353	24,896
Write-down of Investments	0	1,614
Losses in Unconsolidated Entities	345	1,055
(Increase) Decrease in Accounts Receivable - net	(41,609)	(28,417)
(Increase) Decrease in Inventories	6,010	21,693
(Increase) Decrease in Prepaid Expenses	(14,496)	(16,089)
Increase (Decrease) in Trade Accounts Payable	54,856	9,110
Increase (Decrease) in Other Current Liabilities	(37,664)	(44,638)
Other - net	36,413	28,026

Net Cash Provided by Operating Activities	92,767	49,654

Cash Flows from Investing Activities:
Additions to Property, Buildings,
and Equipment - net	(9,792)	(19,709)
Additions for Capitalized Software	(1,433)	(2,004)
Other - net	975	(3,385)

Net Cash Used in Investing Activities	(10,250)	(25,098)

Cash Flows from Financing Activities:
Net Decrease in Short-Term Debt	0	(174)
Net Decrease in Long-Term Debt	(2)	(123)
Cash Dividends Paid and Purchase of
Treasury Stock - net	(53,497)	(17,006)
Other - net	3,391	1,574

Net Cash Used in Financing Activities	(50,108)	(15,729)

Exchange Rate Effect on Cash and Cash
Equivalents	(501)	1,230

Net Increase in Cash and Cash Equivalents from
beginning of year	$31,908	$10,057

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

IV.     BUSINESS SEGMENT RESULTS

BRANCH-BASED DISTRIBUTION

	Three Months Ended
	($ in millions)
	03/31/04	03/31/03	Inc/(Dec)
Sales	$1,088	$1,015	7%
Operating Earnings	$106	$91	17%
Operating Margin	9.8%	9.0%	0.8	pp
ROIC*	25.3%	21.7%	3.6	pp

North American Branch Network
Number of Branches

	2004 First Quarter
	12/31/03	Opened	Closed	03/31/04
United States	396	7	(1)	402	**
Canada	174	--	(8)	166
Mexico	5	--	--	5

Total	575	7	(9)	573

Net Sales — Daily sales for this segment were up 6% for the quarter, reflecting the stronger North American economy.

Daily sales in the United States were up 5% versus 2003 reflecting growth across most customer segments led by government accounts. National account sales within these customer segments were up 6% for the quarter. Sales through the grainger.com web site were $143 million, a 25% increase versus first quarter 2003 sales of $115 million.

Daily sales in Canada increased 13% for the quarter versus 2003 due to the effect of a favorable Canadian exchange rate. In local currency, this business experienced a 1% decline in sales.

Daily sales in Mexico were up 11% for the quarter versus 2003 driven by telesales and the effect of two branch expansions in late 2003. Sales through grainger.com.mx were up 35%.

*See footnote, page 8.
**In the first quarter, two branches were relocated to larger facilities as part of the market expansion program.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

BRANCH-BASED DISTRIBUTION (continued)

Operating Earnings — Operating earnings for the 2004 first quarter were up 17% compared with the 2003 period, the result of higher sales, increased gross profits and operating leverage since expenses grew at a slower rate than sales.

The gross profit margin was up 0.5pp versus the comparable 2003 quarter. Contributing to the improvement in gross profit margin was improved product costs, the positive effect of product mix and selected price increases, partially offset by an unfavorable change in selling price category mix.

Operating expenses increased more slowly than sales, up 6% for the quarter. This favorability included lower spending for advertising and data processing. These improvements were partially offset by payroll and benefits increasing faster than sales due to higher accruals for profit sharing and bonus, and contract services for the SAP installation.

LAB SAFETY

	Three Months Ended
	($ in millions)
	03/31/04	03/31/03	Inc/(Dec)
Sales	$86	$71	20%
Operating Earnings	$12	$11	9%
Operating Margin	13.8%	15.2%	(1.4	)pp
ROIC*	39.1%	48.6%	(9.5	)pp

Net Sales — Daily sales increased 18% for the quarter for Lab Safety, the Company’s direct marketing business. The increase in sales was primarily attributable to the acquisition of Gempler’s on April 14, 2003. Excluding this acquisition, daily sales for the quarter were up 1%.

Operating Earnings — Operating earnings grew at a slower rate than sales reflecting lower gross profit margins, primarily attributable to a customer loyalty program at Gempler’s. Operating expenses increased proportionately with sales including higher catalog media spending. Lab Safety continues to invest in media to strengthen its customer file.

*See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

INTEGRATED SUPPLY

	Three Months Ended
	($ in millions)
	03/31/04	03/31/03	Inc/(Dec)
Sales	$59	$57	3%
Operating Earnings	$1.1	$1.1	(7)%
Operating Margin	1.8%	2.0%	(0.2	)pp
ROIC*	30.3%	58.8%	(28.5	)pp

Net Sales — Daily sales were up 1% for the quarter primarily due to incremental sales at eight customer locations added since the first quarter of 2003, partially offset by two site disengagements and lower volumes from existing customers. Sales for this business unit include product sales and management fees.

Operating Earnings — The operating earnings decrease was primarily related to higher payroll and benefit expenses driven by severance from the site disengagements.

Comments Regarding Emerging Issues Task Force Issue 02-16
In 2003, the Company adopted those provisions relating to vendor funded advertising allowances per Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. As a result of the transition rules for EITF Issue 02-16, in 2003 the Company classified $7.9 million as a reduction of cost of merchandise sold rather than a reduction of operating (advertising) expenses. In 2004, most vendor funded advertising allowances will be classified as a reduction of cost of merchandise sold. To maintain comparability, $16.3 million, $14.1 million, $10.7 million and $12.4 million were reclassified for each of the 2003 quarters, respectively.

*Footnote:
The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a four point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non-operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Forward-Looking Statements

This document may contain forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will”, “projected”, “estimate” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

— End —

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

EXHIBIT A
Daily Sales Growth
by Segment

	2004 vs. 2003				2003 vs. 2002

		Branch-based	Lab	Integrated		Branch-based	Lab	Integrated
Month	Company	Distribution	Safety	Supply	Company	Distribution	Safety	Supply

January	4.7%	3.9%	19.6%	1.8%	0.6%	1.2%	-5.1%	-4.4%
February	5.9%	5.5%	17.4%	-0.7%	0.4%	0.8%	-2.9%	-2.1%
March	7.4%	7.1%	16.6%	1.6%	2.7%	2.7%	2.0%	6.8%
First Quarter	6.1%	5.5%	18.1%	1.3%	1.2%	1.6%	-2.0%	0.1%

April					-2.9%	-3.0%	6.1%	-11.2%
May					0.2%	-0.2%	10.8%	-6.6%
June					-3.0%	-3.1%	5.1%	-12.1%
Second Quarter					-1.9%	-2.0%	7.3%	-10.0%

July					-2.4%	-2.2%	4.8%	-15.0%
August					-0.6%	-0.5%	4.6%	-8.7%
September					2.3%	2.8%	7.1%	-13.2%
Third Quarter					-0.2%	0.0%	5.7%	-12.3%

October					0.2%	-0.1%	9.6%	-6.8%
November					3.9%	3.6%	10.8%	0.9%
December					6.2%	5.1%	33.6%	-1.5%
Fourth Quarter					3.0%	2.5%	16.1%	-2.8%

Full year					0.5%	0.5%	6.5%	-6.3%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

EXHIBIT B
Sales by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,088,172	85,779	58,913	1,232,864
Intersegment net sales	(4,639)	(426)	--	(5,065)

Net sales to external customers	1,083,533	85,353	58,913	1,227,799

	Three Months ended March 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total net sales	1,014,872	71,489	57,272	1,143,633
Intersegment net sales	(3,929)	(435)	--	(4,364)

Net sales to external customers	1,010,943	71,054	57,272	1,139,269

2004 vs. 2003
Total net sales	7.2%	20.0%	2.9%	7.8%
Intersegment net sales	18.1%	-2.1%	--	16.1%
Net sales to external customers	7.2%	20.1%	2.9%	7.8%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004

EXHIBIT C
Operating Earnings by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	106,093	11,814	1,053	118,960
Unallocated expenses	--	--	--	(18,211)
Elimination of intersegment profits	--	--	--	(1)

Total consolidated operating earnings	106,093	11,814	1,053	100,748

	Three Months ended March 31, 2003
	Branch-based Distribution	Lab Safety	Integrated Supply	Totals
Total operating earnings	91,025	10,853	1,134	103,012
Unallocated expenses	--	--	--	(11,605)
Elimination of intersegment profits	--	--	--	--

Total consolidated operating earnings	91,025	10,853	1,134	91,407

2004 vs. 2003	16.6%	8.9%	-7.1%	10.2%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2004